Exhibit 99.1

China TransInfo Technology Signs Agreement to Acquire

Taxi Media Operator in Dalian

Beijing, September 18, 2008 - China TransInfo Technology Corp., (Nasdaq: CTFO), (“China TransInfo” or the “Company”), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China (the “PRC”), today announced that it has entered into an equity transfer agreement to acquire 85% ownership of Dalian Dajian Zhitong Information Service Co., Ltd. (“Dajian Zhitong”) for RMB 1.98 million (approximately $280,000) in cash.

Dajian Zhitong is a leading taxi media operator in the city of Dalian, Liaoning province. Dajian Zhitong holds exclusive rights to sell advertisement space on taxi rooftops and administer real time GPS data activities including a GPS-based taxi call center, a GPS-based real time taxi alarm system, and a GPS-based taxi driver navigation system for about 10,000 taxis in Dalian for a period of 10 years, starting from August 2008. Dalian has a population of about 6 million and is one of the most developed coastal cities in Northeast China in terms of international trade, financial services, and tourism.

Earlier in 2008, China TransInfo obtained exclusive rights to operate in- taxi GPS service and media platforms on about 7,000 taxis and 5000 taxis in Urumqi and Huhhot, respectively. In connection with such rights, China TransInfo also holds exclusive advertising rights on these taxis for a period of 15 years. Recently, the Company successfully entered into an agreement with China Unicom Limited (NYSE: CHU) in Urumqi to provide taxi advertisements. China TransInfo has also signed an agreement with Xinjiang Malan to allow it to sell advertisement space on taxi rooftop LED screens to third parties in Urumqi.

“We are delighted to have reached a final acquisition agreement with Dajian Zhitong. The close of this transaction signifies the successful expansion of our taxi media business into another important region in China. This marks the fourth region in which we will be offering our taxi media platform services,” stated Mr. Shudong Xia, chief executive officer of China TransInfo. “Through this acquisition, China TransInfo will be able to gain access to over 10,000 taxis in Dalian. As Dalian is one of the most developed coastal cities in China, we plan to integrate our existing GPS platform with Dajian Zhitong’s extensive taxi resources to build a new model case taxi media platform to demonstrate our outstanding service capabilities.”

About China TransInfo

China TransInfo, through its subsidiary Beijing PKU ChinaFront High Technology Co., Ltd. (“PKU”), is primarily focused on providing transportation information services. The Company aims to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in China. China TransInfo is involved in developing multiple applications in transportation, digital cityôland and resource filling system based on GIS technologies which is used to service the public sector. In addition, the Company is also developing its transportation system to include ETC technology. The Company is the co-formulator to several transportation technology national standards and has software copyrights to 23 software products. China TransInfo has won 3 of 4 model cases sponsored by the PRC Ministry of Communications. The Company’s affiliation with Peking University, which currently owns 5% of PKU, provides access to the University’s GeoGIS Research Laboratory, including over 30 Ph.D. researchers. As a result, the Company is currently playing a key role in setting the standards for electrified transportation information solutions. For more information please visit the company website at www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

China TransInfo Technology Corp.
Ms. Cathy Zhuang, IR Supervisor
Phone: +86-10-8267-1299 x8032 (Beijing)
Email: cathyzhuang@ctfo.com

CCG Investor Relations Inc.
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web:http://www.ccgir.com